EXHIBIT 99.1

NEWS RELEASE

Contacts:	Perry T. Massie, President and Chief Executive Officer
William A. Owen, Chief Financial Officer
951.699.4749

Angie Yang
PondelWilkinson Inc.
Corporate & Investor Relations
310.279.5980
investor@pondel.com

OUTDOOR CHANNEL HOLDINGS REPORTS 2006 SECOND QUARTER RESULTS

Temecula, California — August 9, 2006 — Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today reported financial results for the three and six-month periods ended June 30, 2006.

Total revenues rose 9 percent to $10.9 million for the three months ended June 30, 2006 from $10.0 million in the 2005 second quarter.  Reflecting the growth in the subscriber base of the company’s national television network, The Outdoor Channel, subscriber fees grew 11 percent to $4.3 million from $3.9 million in the same period a year earlier. Advertising revenue, which is principally generated from the sale of advertising time on The Outdoor Channel, rose 8 percent to $5.7 million in the 2006 second quarter from $5.3 million in the prior-year period. Membership income, derived from the company’s related businesses that serve the interests of The Outdoor Channel’s viewers and outdoor enthusiasts, increased 6 percent to $918,000 from $863,000 in the same period a year earlier.

“I am pleased to report that according to the latest Nielsen Media Research estimates, The Outdoor Channel’s subscriber base has grown by one million subscribers since the June estimate and has increased by approximately 1.8 million subscribers since the January estimate,” said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings.  “This growth in our Nielsen estimate is a testament to the popularity of the Channel’s programming genre and gives credence to our belief that we provide quality family entertainment.”

Primarily resulting from the company’s increased in-house programming efforts and the non-cash compensation charge resulting from the company’s adoption of Financial Accounting Standards Board Statement (SFAS) No. 123R related to expensing stock-based compensation on the modified prospective transition method, total expenses for the 2006 second quarter rose 27 percent to $11.7 million from $9.2 million a year ago.

Net income for the 2006 second quarter totaled $377,000, $0.01 per diluted share, based on 26.0 million weighted average shares outstanding.   This includes the impact of the company’s adoption of SFAS 123R, which reduced net income by $532,000, equal to $0.02 per diluted share, and the recognition of an income tax benefit of $571,000 in the current second quarter.  In the prior-year period, after an income tax provision of $364,000, the company posted net income of $512,000, or $0.02 per diluted share, based on 22.5 million weighted average shares outstanding.

For the year-to-date period, total revenues grew 11 percent to $22.2 million from $20.1 million for the corresponding 2005 period. Advertising sales rose 8 percent to $11.4 million, and subscriber fees increased 16 percent to $8.7 million from the prior-year six-month period.  Membership income totaled $2.1million for the first half of 2006, compared with $2.0 million in the comparable period a year ago. Net income for the 2006 six-month period totaled $295,000, or $0.01 per diluted share, based on 26.0 million weighted average shares outstanding. This includes the impact of the company’s adoption of SFAS 123R, which reduced net income by $1.0 million, equal to $0.04 per diluted share, and the recognition of an income tax benefit of $505,000 year-to-date.  In the 2005 six-month period, the company recorded an income tax provision of $691,000 and net income of $964,000, or $0.04 per diluted share, based on 22.5 million weighted average shares outstanding.

Massie added:  “A significant amount of management’s attention continues to be focused on carriage deals with major cable and satellite providers for increased distribution.  This includes ongoing analysis and consideration of other potential methods to accelerate the realization of our subscriber growth objectives, which remains our company’s top priority.”

Investor Conference Call

Outdoor Channel Holdings’ management will host an investor conference call today, August 9, 2006, at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financials and operations for its 2006 second quarter ended June 30, 2006.  The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.outdoorchannelholdings.com and www.earnings.com.  For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites.  A telephonic playback of the conference call also will be available through 5:00 p.m. PDT (8:00 p.m. EDT), Wednesday, August 16, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 74630516.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America’s 82 million anglers, hunters and outdoor enthusiasts.  The Outdoor Channel features approximately 100 weekly programs featuring hunting, fishing and shooting sports, as well as off road motor sports and other related lifestyle programming.  Nielsen Media Research estimates The Outdoor Channel’s universe, through a combination of cable and satellite dish subscribers, to be approximately 27.6 million homes for August 2006.  The Company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts, including Outdoor Channel 2 HD, LDMA-AU, Inc. (Lost Dutchman’s) and Gold Prospector’s Association of America, LLC (GPAA).

Safe Harbor Statement

The information contained in this news release may include forward-looking statements. The company’s actual results could differ materially from those discussed in any forward-looking statements. The statements contained in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such forward-looking statements relate to, among other things, the continued progress in our negotiations with cable and satellite providers to increase our subscriber base.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

These statements involve significant risks and uncertainties and are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to (1) our ability to increase our subscriber base; (2) the impacts from offering launch support and other increased costs to increase distribution of The Outdoor Channel; (3) the placement of The Outdoor Channel in unpopular or more expensive packages; (4) the risk of cable and satellite service providers discontinuing carriage of The Outdoor Channel; (5) consolidation of service providers; (6) our ability to manage growth; (7) our ability to secure and retain national advertising accounts; (8) our ability to develop or distribute popular shows on The Outdoor Channel; (9) changes in methodology used to estimate the subscriber base of, and the ratings of programs on, The Outdoor Channel, or inaccuracies in such estimates; and (10) costs associated with producing and acquiring programming, as well as other factors.  In assessing forward-looking statements contained herein, you are urged to read carefully all cautionary statements contained in our filings with the Securities and Exchange Commission. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act and Section 21E of the Exchange Act.

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(TABLES FOLLOW)

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Advertising	$5,668	$5,257	$11,353	$10,516
Subscriber fees	4,341	3,894	8,724	7,536
Membership income	918	863	2,139	2,023

Total revenues	10,927	10,014	22,216	20,075

Expenses:
Satellite transmission fees	614	616	1,252	1,249
Advertising	1,587	2,062	3,749	3,756
Programming	2,206	531	3,750	1,052
Selling, general and administrative	7,282	5,967	14,788	12,453

Total expenses	11,689	9,176	23,539	18,510

Income (loss) from operations	(762)	838	(1,323)	1,565

Interest expense	77	1	155	1

Other income, net	645	39	1,268	91

Income (loss) before income taxes	(194)	876	(210)	1,655

Income tax provision (benefit)	(571)	364	(505)	691

Net income	$377	$512	$295	$964

Earnings per common share:
Basic	$0.02	$0.03	$0.01	$0.05
Diluted	$0.01	$0.02	$0.01	$0.04

Weighted average number of common shares outstanding:
Basic	24,763	18,558	24,613	18,516
Diluted	25,972	22,513	26,019	22,453

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet Highlights

(In thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and cash equivalents	$22,040	$18,276
Investment in available-for-sale securities	34,566	38,830
Accounts receivable, net of allowance for doubtful accounts of $369 and $275	6,623	5,320

Total current assets	72,645	70,354

Property, plant and equipment, net	16,676	15,623
Totals	$156,247	$152,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	5,411	4,171

Total liabilities	10,892	10,018
Total stockholders’ equity	145,355	142,204

Totals	$156,247	$152,222